Exhibit 99.2

Important Notice Regarding the Availability of Materials

      COMCAST CORPORATION

You are receiving this communication because you hold securities in Comcast Corporation (“Comcast”). Comcast has released informational materials regarding its previously announced spin-off of Versant Media Group, Inc., comprised of certain cable channels and complementary digital assets (the “Separation”) that are now available for your review. This notice provides instructions on how to access Comcast Corporation materials for informational purposes only.

You may view the materials, which consist of the Information Statement, plus any supplements, prepared in connection with the Separation online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

How to Access the Materials

Materials Available to VIEW or RECEIVE:	g

How to View Online:
Visit: www.materialnotice.com. Have the information that is printed in the box marked by the arrow above.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow above in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THE SEPARATION WILL BE ACHIEVED THROUGH A PRO RATA DISTRIBUTION (THE “DISTRIBUTION”) OF 100% OF THE SHARES OF CLASS A COMMON STOCK OF VERSANT MEDIA GROUP, INC. (“VERSANT”) TO THE HOLDERS OF COMCAST’S CLASS A COMMON STOCK AND 100% OF THE SHARES OF CLASS B COMMON STOCK OF VERSANT TO THE HOLDERS OF COMCAST’S CLASS B COMMON STOCK. IMMEDIATELY FOLLOWING THE DISTRIBUTION, WHICH WILL BE EFFECTIVE AS OF THE DATE AND TIME REFERENCED IN THE INFORMATION STATEMENT THAT VERSANT HAS PREPARED IN CONNECTION WITH THE SEPARATION, VERSANT WILL BE AN INDEPENDENT, PUBLICLY TRADED COMPANY. NO VOTE OR OTHER ACTION IS REQUIRED TO RECEIVE SHARES OF VERSANT COMMON STOCK IN THE DISTRIBUTION. YOU WILL NOT BE REQUIRED TO PAY ANYTHING FOR THE NEW SHARES OF VERSANT COMMON STOCK OR TO SURRENDER ANY OF YOUR SHARES OF COMCAST COMMON STOCK. WE ARE NOT ASKING YOU FOR A PROXY AND YOU SHOULD NOT SEND US A PROXY.

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